Exhibit 99.1

Release for 3:00 P.M., C.D.T. July 29, 2010
Rochester Medical Reports Third Quarter Results
Stewartville, MN July 29, 2010
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its third quarter ended June 30, 2010.
The Company reported record sales of $10,244,000 for the current quarter compared to $8,908,000 for the third quarter of last year. The Company also reported net income of $95,000 or $.01 per diluted share for the quarter compared to net loss of $77,000 or ($.01) per diluted share for the same period of last year.
The 15% increase in sales (17% on a constant currency basis) resulted from a 32% increase in Rochester Medical Branded Sales (35% on a constant currency basis), partially offset by a 16% decrease in Private Label Sales (16% decrease on a constant currency basis).
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $428,000 or $.03 per diluted share compared to Non-GAAP Net Income of $245,000 or $.02 per diluted share for the third quarter of last year. The increase for the current quarter is primarily attributable to higher gross profit resulting from increased sales and higher gross margin, partially offset by increased investment in the Company’s Sales and Marketing programs as part of our ongoing strategy to increase branded sales.
“We believe our emphasis on strategic growth of Rochester Medical® branded products is having a positive impact,” said Anthony J. Conway, Company President and CEO. “Once again, the 32% overall branded growth is solid, and we continue to be pleased by the strong growth in sales of our MAGIC3™ Intermittent Catheters and StrataSI™ and StrataNF™ Foley Catheters. Our branded sales now make up nearly 75% of total sales.”
Conway continued, “We have recently invested significantly in pilot introductory activities for the FemSoft Insert in both the United States and United Kingdom. This unique disposable device offers immediate relief for women dealing with the difficulties of urinary incontinence. While it is still too early to know the ultimate potential of this product in the marketplace, we are confident of its viability and believe it will become an integral part of our offering in both countries as we move forward.”
Conway then added, “The future looks bright for Rochester Medical. We believe we will continue to show excellent growth going forward.”

Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.
Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
This press release contains “forward-looking statements” that are based on currently available information, operating plans and management’s expectations about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009 and reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The Company will hold a quarterly conference call to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).
This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic: 888.679.8040
International: 617.213.4851

Pass code: 97798974
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PG3QT3L6T
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic: 888-286-8010
International: 617-801-6888
Pass code: 79705563
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Nine months ended
June 30, 2010

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2010	2009	2010	2009
GAAP Sales as Reported	$10,244,158	$8,908,416	$30,321,451	$25,789,530

Exchange rate as Reported	1.49	1.55	1.56	1.52

Constant Currency Sales	$10,244,158	$8,796,578	$30,321,451	$26,001,407

(1) Exchange rate used for Constant Currency Purposes	1.49	1.49	1.56	1.56

Net Effect of Constant Currency Illustration	$—	$(111,838)	$—	$211,877

(1)	For illustrative purposes Constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars. The rate represents the average exchange rate for the respective three or nine month period.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Nine months ended
June 30, 2010 and 2009

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2010	2009	2010	2009
GAAP Net Income (Loss) as Reported	$95,000	$(77,000)	$(426,000)	$338,000

Diluted EPS as Reported	$0.01	$(0.01)	$(0.03)	$0.03

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	—	—	(637,000)

Subtotal	—	—	—	(637,000)

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	129,000	129,000	387,000	386,000
ASC 718 compensation expense (3)	204,000	193,000	754,000	683,000

Subtotal	333,000	322,000	1,141,000	1,069,000

Non-GAAP Net Income	$428,000	$245,000	$715,000	$770,000

Non-GAAP Diluted EPS	$0.03	$0.02	$0.06	$0.06

Weighted Average Shares — Diluted	12,724,610	12,603,331	12,747,669	12,637,414

(1)	Settlement income received January 15, 2009 from Covidien Ltd. of $1,000,000, $637,000 after taxes of $363,000. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2009.

(2)	Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and ninth months ended June 30, 2010 and 2009 related to certain intangibles. The gross amount of amortization is $163,000 per quarter after taxes of $34,000 for a net amount of $129,000.

(3)	Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and ninth months ended June 30, 2010 and 2009. The gross amount of compensation expense for the three months ended June 30, 2010 and 2009 is $314,000 and $293,000 net of taxes of $110,000 and $100,000 for net amounts of $204,000 and $193,000 respectively. The gross amount of compensation expense for the nine months ended June 30, 2010 and 2009 is $1,164,000 and $1,035,000 net of taxes of $410,000 and $352,000 for net amounts of $754,000 and $683,000 respectively.

Rochester Medical Corporation
Press Release — F10 Third Quarter
Condensed Balance Sheets

	(unaudited)
	June 30,	September 30,
	2010	2009
Assets

Current Assets
Cash and equivalents	$4,568,223	$6,365,584
Marketable securities	30,853,898	29,896,740
Accounts receivable	6,944,048	6,418,656
Inventories	8,839,536	9,710,234
Prepaid expenses and other assets	975,763	1,076,183
Deferred income tax	1,119,902	1,153,964

Total current assets	53,301,370	54,621,361

Property and equipment, net	10,003,912	9,683,808
Deferred income tax	1,094,759	768,874
Patents, net	212,376	224,815
Intangible assets, net	5,430,522	6,017,944
Goodwill	4,338,316	4,648,165

Total Assets	$74,381,255	$75,964,967

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,961,962	$1,755,472
Accrued expenses	1,379,406	1,527,352
Short-term debt	2,345,546	2,786,622

Total current liabilities	5,686,914	6,069,446

Long-term liabilities
Other long-term liabilities	62,424	55,889
Long-term debt	—	1,019,735

Total long-term liabilities	62,424	1,075,624

Stockholders’ equity	68,631,917	68,819,897

Total Liabilities and Stockholder’s Equity	$74,381,255	$75,964,967

Rochester Medical Corporation
Press Release — F10 Third Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales	$10,244,158	$8,908,416	$30,321,451	$25,789,530

Cost of sales	5,202,198	4,724,893	16,007,297	13,266,735

Gross profit	5,041,960	4,183,523	14,314,154	12,522,795
Gross profit %	49%	47%	47%	49%

Costs and expenses:
Marketing and selling	3,151,458	2,541,552	8,800,449	7,555,936
Research and development	246,401	352,248	930,819	969,011
General and administrative	1,369,406	1,451,041	4,807,757	4,574,296

Total operating expenses	4,767,265	4,344,841	14,539,025	13,099,243

Income (loss) from operations	274,695	(161,318)	(224,871)	(576,448)

Other income (expense)

Interest income	55,733	39,964	99,684	241,490
Interest expense	(36,434)	(54,586)	(116,987)	(218,714)
Other income				1,200,442

Net income (loss) before income taxes	293,994	(175,940)	(242,174)	646,770

Income tax expense(benefit)	198,974	(99,040)	183,379	308,843

Net income (loss)	$95,020	$(76,900)	$(425,553)	$337,927

Earnings (loss) per common share — Basic	$0.01	$(0.01)	$(0.03)	$0.03

Earnings (loss) per common share — Diluted	$0.01	$(0.01)	$(0.03)	$0.03

Weighted Average Shares:	12,196,977	12,025,966	12,194,620	12,029,629

Basic

Weighted Average Shares:
Diluted	12,724,610	12,025,966	12,194,620	12,637,414